EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS

INDEPENDENCE HOLDING COMPANY:

We consent to incorporation by reference in the registration statement (No. 33-23302) on Form S-8 of Independence Holding Company and subsidiaries of our report dated February 28, 2002, relating to the consolidated balance sheets of Independence Holding Company and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedules, which report appears in the 2001 annual report on Form 10-K of Independence Holding Company and subsidiaries.

KPMG LLP

New York, New York

March 25th, 2002